Exhibit 10.15

SERVICE PROVIDER AGREEMENT

Provider: Hang Ten Systems, LLC	Oracle Purchase Order No.US110228466

Address:	[Redacted]
Tax ID#:	[Redacted]

Effective Date: November 1, 2019

This Services Provider Agreement (“Agreement”) is made by and between Oracle America, Inc., a Delaware corporation located at 500 Oracle Parkway, Redwood City, CA  94065, its parent, direct and indirect subsidiaries and affiliates in place as of the date of this Agreement as well as those that succeed to the interest thereof during the term of the Agreement ("Oracle") and the Provider listed above ("Provider") for the purpose of setting forth the terms by which Oracle shall retain Provider to provide services to Oracle.

I.	SERVICES AND COMPENSATION

Provider shall provide a minimum of twenty (20) hours and a maximum of fifty (50) hours consulting services and sales support each month as directed by Oracle’s senior management for a period of three (3) months from the Effective Date at an agreed upon rate of two thousand dollars ($2,000.00) per hour (the “Services”).    All Services shall be invoiced monthly in arrears and payment shall be due fifteen (15) days after Oracle’s receipt of an invoice for the appropriate amount.

II.	TERM

The term of this Agreement will begin on the Effective Date and will continue unless terminated as specified herein.  Either party may terminate this Agreement at any time, with or without cause, by providing written notice.  Termination is effective immediately unless otherwise specified in the termination notice.  Termination shall not relieve Oracle of its obligation to pay any fees that have accrued as of the effective date of such termination.

III.	RIGHTS TO DEVELOPMENTS

All products, inventions, documents, writings, software (including modifications and documentation), and other materials prepared or produced by Provider under this Agreement (collectively, the "Developments") shall be the sole and exclusive property of Oracle.  Provider agrees that the Developments shall be works made for hire to the extent permitted by applicable law, and that Oracle shall retain all copyright, patent, trade secret, trademark and any other intellectual property rights ("Intellectual Property Rights") in the Developments.  In the event that any of the Developments do not qualify as works made for hire, Provider hereby assigns to Oracle at no additional consideration all right, title and interest and all Intellectual Property Rights in such Developments and all extensions and renewals thereof.  Provider agrees to execute a written assignment of such rights in the Developments to Oracle and any other documents necessary for Oracle to establish, preserve, perfect or enforce its Intellectual Property Rights in the Developments if so requested by Oracle.  Provider hereby agrees not to assert at any time, and otherwise waives, any "moral rights" that Provider may have in the Developments, and Provider hereby assigns to Oracle all moral rights therein.  Except as explicitly agreed to in writing by Oracle, Provider shall not use any third-party technology (including, without limitation, third party software, open source software, public domain software or materials developed by Provider or by any other third party) in connection with creation of Developments or the performance of the Services under this Agreement.

IV.	CONFIDENTIAL INFORMATION

Provider agrees to treat all Confidential Information as confidential information of Oracle, both during and after the term of this Agreement.  "Confidential Information" means all information and material to which Provider has access in connection with Services provided hereunder including, but not limited to, (a) all Developments, (b) all software, documentation, financial, marketing and customer data and other business information, and (c) any other material or information that is either marked as confidential or is disclosed under circumstances that one would reasonably expect it to be confidential.  Provider agrees to use the Confidential Information received under this Agreement solely for the purposes of providing Services under this Agreement.  Provider will not duplicate any Confidential Information unless and only to the extent that such duplication is necessary to provide Services under this Agreement.  Provider will not disclose or make Confidential Information available to any third party, except as specifically authorized by Oracle in writing.  All Confidential Information furnished to Provider shall remain solely the property of Oracle.  Provider further agrees that all Confidential Information and any other information received from Oracle, including all copies in any form, shall be returned to Oracle upon completion or termination of this Agreement. Provider agrees to comply at all times with the Oracle Supplier Security Standards and the Oracle Supplier Code of Ethics, which are subject to change at Oracle's discretion. The current versions are available at http://www.oracle.com/corporate/supplier/index.html.

PROVIDER	ORACLE AMERICA, INC.

/s/ Dr. Vishal Sikka	/s/ Jason Feldman
(Authorized Signature)	(Authorized Signature)

Dr. Vishal Sikka For HANG TEN SYSTEMS LLC	Jason Feldman
(Name)	(Name)

Oct. 31, 2019	11/1/2019
(Date)	(Date)